Exhibit 99 (a)(5)(G)

 Strictly Confidential. Not for Distribution.  Project Feather  Preliminary Discussion Materials for the Special Committee  December 18, 2025

 01  02  03  04  05  EXECUTIVE SUMMARY  3  SELECTED COMPANY OBSERVATIONS  5  ILLUSTRATIVE PRELIMINARY FINANCIAL CONSIDERATIONS  12  SELECTED CONSIDERATIONS RELATED TO CANARY PROPOSAL  25  APPENDICES  Selected Historical & Projected Financial Data  35  36  Illustrative Premiums Paid Observations  Financial Projections Comparisons  38  41  06  DISCLAIMER  45

 01  CONFIDENTIAL – PRELIMINARY – SUBJECT TO FURTHER REVIEW  01 EXECUTIVE SUMMARY

 Executive Summary  CONFIDENTIAL – PRELIMINARY – SUBJECT TO FURTHER REVIEW  4  Proposal Overview  On 8/25/25, the Canary Parties made a non-binding proposal (the “Canary Proposal”) to acquire all of the outstanding shares of Feather (or the “Company”) common stock not owned by them for consideration of $2.10 per share in cash  Reflects a premium of ~19% to closing stock price and ~8% to 30-day VWAP, in each case as of the Unaffected Date1  Implies multiples of ~1.36x Enterprise Value / CY 2025E revenue and ~1.21x Enterprise Value / CY 2026E revenue, respectively2,3  Proposal conditioned on approval by the special committee of the Board of Directors of the Company (the “Special Committee”)  Proposed transaction structure consists of two-step process, with tender offer followed by short-form merger  Intended sources of financing include personal resources, third party financing and balance sheet cash in addition to rollover equity – the Canary Parties collectively hold 20.7 million shares of common stock, or ~67% of outstanding Feather common stock  Situation Overview & Preliminary Observations  Formed as a public entity in 2021 with a business footprint at the intersection of healthcare and cannabis, Feather has since undertaken a strategic pivot, providing its data management & analytics solutions to the life sciences, healthcare and financial services sectors  Company has successfully developed platform, capabilities and customer relationships to drive ~$30 million revenue and break-even EBITDA performance4 – but faces several thematic challenges in driving further growth/scale:  Sustained sector headwinds due to post-COVID macro pressures, competitive dynamics and regulatory uncertainty  Less established relationships and value proposition in primary target markets  Data supply chain adjustments and diversification initiatives remain ongoing  Accretive acquisition of Kiwi in late 2024 has diversified customer and solutions portfolio, but revenue mix remains weighted to LSS market5  Company cash balance supports current strategic plan, with recent redemption of the Convertible Notes ahead of maturity date6  Recent sales process (outreach to 70+ parties in 2024), subsequent targeted discussions with third-parties have not resulted in a clear path to a viable third-party proposal  Limited float / trading activity / research analyst coverage – 90-day average daily trading value of ~$0.02 million on unaffected basis  Stock traded at unaffected VWAPs of $2.23, $1.98 and $1.98 in the 12 months, 6 months and 3 months leading up to Canary Proposal  Since announcement of Canary Proposal, stock price has reached intraday high of $2.71, but 90%+ of volume has traded below $2.20 in last month  Potential Next Steps & Other Considerations  Special Committee to determine whether and how to respond to Canary Proposal on price and other transaction terms, taking into consideration process to date  If appropriate, the Special Committee and/or its advisors will need to discuss the following with Canary: (i) diligence requirements, (ii) required financing and (iii) other potential participants in a transaction  Reflects data as of 8/22/25 (the “Unaffected Date”), the last completed trading day prior to the Company’s announcement before market close on 8/25/25 that it received the Canary Proposal.  Reflects (i) ~$4.7 million of cash and cash equivalents and (ii) ~$23.6 million of marketable securities as of 9/30/25, per Company management. Marketable securities balance reflects fair market value of U.S. treasury bills.  Based on (i) ~31.1 million basic shares of common stock outstanding as of 12/12/25, (ii) ~2.4 million options to purchase common stock as of 12/12/25 (to the extent in the money, based on treasury method) and (iii) ~1.7 million restricted stock units to purchase common stock as of 12/12/25, per Company management.  Reflects projected performance for CY 2025E, per Company management.  LSS refers to Life Sciences Services.  Company cash and equivalents estimated at ~$27 million as of 12/31/25, per Company management. The Company entered into a Note Purchase Agreement related to $24 million of 3.5% Convertible Promissory Notes due 9/1/25 (the “Convertible Notes“), which principal was redeemed or repaid, together with corresponding accrued interest, as follows: (i) $1 million on 9/12/23, (ii) $1 million on 2/28/24, (iii) $16 million on 11/11/24 and (iv) $6 million on 9/1/25.  Sources: Bloomberg, Canary Proposal, Company management, Capital IQ, public filings and financial projections prepared by Company management and reviewed and approved by the Special Committee ("Feather Financial Projections").

 02  CONFIDENTIAL – PRELIMINARY – SUBJECT TO FURTHER REVIEW  02 SELECTED COMPANY OBSERVATIONS

Selected Company Observations

Selected Business Observations

- Reputable healthcare technology platform with strong capabilities in large-scale data management and analytics
- Capabilities supported by large integrated, HIPAA-compliant, longitudinal, patient-level data lake integrating real-world data (RWD) including claims, electronic health records (EHRs) and social determinants of health
- Synthesizes large volumes of non-standardized healthcare data into actionable insights – flexible solutions and differentiated customer service
- Strong relationships with blue-chip customers, particularly in life sciences services
- Accretive Kiwi acquisition has diversified customer mix and solutions portfolio

- Solutions support variety of use cases, with current mix in Base Feather segment weighted to product launch and commercialization
- Revenue mix weighted to life sciences services – traction in life sciences segment represents growth opportunity but ability to demonstrate value proposition and establish more meaningful footprint remains to be seen
- Balance sheet and liquidity profile support existing operations and strategic plan

- Subscale platform requiring meaningful investment to drive significant growth / scale
- Backdrop of macro pressures in pharma / life sciences ecosystem amid challenging investor sentiment, regulatory environment and competitive dynamics
- Consolidation and cost rationalization in the sector have resulted in recent customer churn
- Data supply chain adjustments and diversification remain ongoing

Feather CY 2025E Revenue by Customer Type



Kiwi
25%
$29.8 million revenue
46%
12%
17%
Base Feather
Life Sciences Services ("LSS")
Life Sciences ("LS")
Provider Services
Financial

Feather CY 2025E Revenue by Contract Profile



25%
$29.8 million revenue
9%
66%
Base Feather: Over-Time Contracts
Base Feather: Special Projects
Kiwi: Over-Time Contracts

Note: For purposes of the above, special projects are defined as point-in-time or special project-based contracts, which definition differs from U.S. GAAP reporting. CY refers to Calendar Year; E refers to Estimated; HIPAA refers to Health Insurance Portability and Accountability Act.
Sources: Company management and Feather Financial Projections.

6 Houlihan Lokey
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Historical & Projected Consolidated Revenue Observations

(dollars in millions)

Revenue Mix by Contract Profile



Base Feather: Over-Time Contracts
Base Feather: Special Projects
Kiwi: Over-Time Contracts
Revenue CAGR
CY 2022 to CY 2025E
CY 2025E to CY 2030E
Base Feather
10%
12%
Kiwi
40%
14%
Consolidated
15%
13%
$19
$15
$3
$2
$25
$4
$20
$1
$24
$5
$18
$1
$30
$7
$20
$3
$34
$8
$23
$3
$36
$10
$4
$23
$42
$11
$5
$26
$48
$13
$5
$30
$55
$14
$6
$34
CY 2022
CY 2023
CY 2024
CY 2025E
CY 2026E
CY 2027E
CY 2028E
CY 2029E
CY 2030E

Supplemental Revenue Detail

	CY 2022	CY 2023	CY 2024	CY 2025E	CY 2026E	CY 2027E	CY 2028E	CY 2029E	CY 2030E
Revenue Growth by Segment (year-over-year growth %)									
Base Feather		26%	(10%)	18%	13%	4%	16%	15%	13%
Kiwi		55%	22%	46%	12%	18%	15%	14%	12%
Revenue Contribution by Segment (% of Total Revenue)									
Base Feather	86%	84%	79%	75%	76%	73%	73%	74%	74%
Over-Time	*77%*	*79%*	*73%*	*66%*	*67%*	*63%*	*63%*	*63%*	*63%*
Kiwi	14%	16%	21%	25%	24%	27%	27%	26%	26%
Contracted Backlog (% of Total Revenue)									
Consolidated				90%	56%	17%	3%	--	--

Note: For purposes of the above, special projects are defined as point-in-time or special project-based contracts, which definition differs from U.S. GAAP reporting.
Note: CY 2022 – CY 2024 financials include historical results for Kiwi prior to the acquisition by Feather.
CAGR refers to Compound Annual Growth Rate; CY refers to Calendar Year; E refers to Estimated.
Sources: Company management and Feather Financial Projections.

7 Houlihan Lokey

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Base Feather Business | Illustrative Historical & Projected ARR Information
Summary & Selected Highlights

(dollars in millions)

Selected Illustrative ARR Trends & Retention Observations (Based on Over-Time Contracts Only)

Illustrative ARR & Revenue Retention Summary

	CY 2022	CY 2023	CY 2024	CY 2025E[1]	CY 2026E	CY 2027E	CY 2028E	CY 2029E	CY 2030E
(A) **Beginning ARR**	**$8.9**	**$19.7**	**$20.5**	**$20.0**	**$21.6**	**$20.2**	**$23.5**	**$27.2**	**$31.1**
(B) Increases / (Decreases)	4.3	0.5	1.4	0.6	0.0				
(C) Lost Customers	(0.3)	(4.4)	(5.0)	(1.9)	(4.4)				
Change in Existing Base	**4.1**	**(3.9)**	**(3.5)**	**(1.3)**	**(4.4)**	**0.0**	**0.0**	**0.0**	**0.0**
(D) New Customers[2]	6.8	4.7	3.0	2.9	3.0	3.3	3.8	3.9	3.9
Ending ARR	**$19.7**	**$20.5**	**$20.0**	**$21.6**	**$20.2**	**$23.5**	**$27.2**	**$31.1**	**$35.0**
Implied Gross Retention[3]	96.9%	77.8%	75.9%	90.6%	79.7%	*NA*	*NA*	*NA*	*NA*
Implied Net Retention[4]	145.8%	80.3%	82.9%	93.3%	79.7%	100.0%	100.0%	100.0%	100.0%

Feather Financial Projections assume any customer churn over CY 2027E – CY 2030E period is offset by upsells to existing customers

Selected Definitions

(A) Beginning ARR & Ending Base:
- *Represents ARR at the beginning and end of the respective period*
- *Recurring revenue is represented by over-time contracts and excludes re-occurring special projects contracts*

(B) Increases / Decreases:
- *Change in customer ARR due to price increases, module cross-sell, or module churn*

(C) Lost Customers:
- *Represents ARR of customers where all contracts and products with the Company have terminated or expired*

(D) New Customers:
- *Customer that had ARR in the current period but had no activity in the prior period*

Note: Company management does not officially prepare financial projections based on an ARR bridge (or track historical results on that basis). As such, the above is based on discussions with Company management and prepared to provide a baseline for comparing certain assumptions in over-time contract forecasts to historical performance.
Note: Based on current in-place over-time contracts as of 11/11/25, per Company management. Does not reflect impact of special projects contracts, which are defined for purposes of the above as point-in-time or special project-based contracts, which definition differs from U.S. GAAP reporting.
1. *New customers ARR includes $1.3 million through 11/11/25 and an incremental forecasted $1.7 million ARR growth in Q4 CY 2025E, per Company management, reflecting probability weighted assessment of potential over-time contract wins attributable to in-process discussions.*
2. *New customers ARR in CY 2026E – CY 2030E reflects revenues from existing products and services sold to new customers, as well as new products and services (sold to both new and existing customers).*
3. *Gross retention reflects ability to retain existing customers over a given period and is computed as Beginning ARR - Lost Customers / Beginning ARR.*
4. *Net retention reflects ability to retain existing customer revenue over a given period and is computed as Beginning ARR + Change in Existing Base / Beginning ARR.*

ARR refers to Annual Recurring Revenue; CY refers to Calendar Year; E refers to Estimated; NA refers to not available; Q refers to Quarter.
Sources: Company management and Feather Financial Projections.

8 | Houlihan Lokey
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 Weighted  Unweighted  CY 2026E Revenue  Stage  Description  (TCV)  (TCV)  Count  Weighted  Unweighted  Stage 1  Active  $2.9  $29.0  52  $0.4  $4.2  Stage 2  Qualify  $2.1  $5.2  48  $1.4  $3.6  Stage 3  Proposed  $4.8  $8.1  14  $2.4  $4.0  Stage 4  Committed  $1.9  $2.4  4  $0.7  $0.9  Total  $11.7  $44.7  118  $5.0  $12.7  Source: Company management.  9  CONFIDENTIAL – PRELIMINARY – SUBJECT TO FURTHER REVIEW  Base Feather Business | Pipeline & Go-Get Overview  (dollars in millions)  Note: Stage 1 represents actively prospecting, Stage 2 represents qualification of opportunity, Stage 3 represents proposing of key terms and Stage 4 represents a verbal commitment or nearly signed scope of work. Reflects information as of 12/10/25.  1. Base Feather Go-Get Revenue comprised of ~$5.6 million (~65%) from over-time contracts and ~$2.9 million (~35%) from special projects contracts in CY 2026E. CY refers to Calendar Year; E refers to Estimated; Q refers to Quarter; TCV refers to Total Contract Value.  Current Pipeline Snapshot (December 2025)  Base Feather Go-Get Revenue1 is projected to be $8.5 million in CY 2026E (relative to weighted pipeline of $5.0 million and unweighted pipeline of $12.7 million noted above)

Base Feather Business | Selected Business Mix Trendlines

(dollars in millions)

Business Mix Trends (Revenue)

LS contribution has grown from ~8% in CY 2022 to ~22% in CY 2025E, with LSS contribution declining from ~91% to ~75% over that same period



$17
$1
$15
$21
$2
$19
$19
$3
$16
$0
$22
$5
$17
CY 2022
CY 2023
CY 2024
CY 2025E
Life Sciences Services[1]
Life Sciences
Other / Go-Get

Business Mix Trends (Number of Customers)[2]

LS constitutes ~54% of the customer base but accounts for ~22% of Base Feather revenue in CY 2025E



38
14
24
44
16
28
45
22
23
43
23
20
CY 2022
CY 2023
CY 2024
CY 2025E
Life Sciences Services[1]
Life Sciences

Average Revenue Per Customer (By Customer Type)[2]

Over the CY 2022 – CY 2025E period, revenue per customer has consistently averaged ~$600k – $800k across LSS customers and ~$100k – $200k across LS customers



$0.6
$0.7
$0.7
$0.8
$0.1
$0.2
$0.1
$0.2
CY 2022
CY 2023
CY 2024
CY 2025E
Life Sciences Services[1]
Life Sciences

Revenue Contribution from Top Customers



50%
71%
51%
70%
53%
71%
44%
63%
CY 2022
CY 2023
CY 2024
CY 2025E
Revenue Contribution from Top 5 Customers
Revenue Contribution from Top 10 Customers

Note: Based on current over-time contracts and special projects contracts as of 11/11/25, per Company management.
1. *For purposes of the above charts, the figures relating to the life sciences services segment also include provider services customers.*
2. *Reflects total number of customers that contributed to revenue in each year, including special projects customers and over-time contract customers which churned during the year.*

CY refers to Calendar Year; E refers to Estimated; k refers to thousands; LS refers to Life Sciences; LSS refers to Life Science Services.
Sources: Company management and Feather Financial Projections.

10 Houlihan Lokey
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Selected Consolidated Projected Financial Information

(dollars in millions)

		Calendar Year Ending December 31,						CAGR
		2025E	2026E	2027E	2028E	2029E	2030E	2025E to 2030E
A	**Total Revenue**	**$29.8**	**$33.7**	**$36.3**	**$42.1**	**$48.4**	**$54.6**	**12.9%**
B	Cost of Revenue	(14.0)	(19.2)	(19.7)	(21.1)	(23.2)	(26.0)	13.2%
	Gross Profit	**$15.8**	**$14.5**	**$16.6**	**$21.0**	**$25.1**	**$28.6**	**12.6%**
	Margin %	*53.0%*	*43.1%*	*45.8%*	*49.9%*	*52.0%*	*52.4%*	
C	Research & Development	(2.5)	(2.8)	(3.2)	(3.5)	(3.9)	(4.2)	10.5%
C	Sales & Marketing	(5.5)	(6.1)	(6.7)	(7.6)	(8.4)	(9.0)	10.2%
D	General & Administrative	(6.9)	(6.7)	(7.0)	(7.3)	(7.9)	(9.0)	5.7%
	Contract Termination Adjustment	(0.2)	--	--	--	--	--	
	Adjusted EBITDA[1]	**$0.7**	**($1.2)**	**($0.3)**	**$2.7**	**$4.9**	**$6.3**	**56.7%**
	Margin %	*2.2%*	*(3.5%)*	*(0.8%)*	*6.3%*	*10.2%*	*11.6%*	

Selected Observations

A *Revenue CAGR of ~13% over CY 2026E – CY 2030E period contemplates reacceleration of growth following expected churn from two material customers. Growth is projected to be supported by generally strong performance with existing customers as well as new logos driven by incremental traction in the life sciences and provider market (including via new product introductions). Potential challenges include macro pressures, uncertainty in the regulatory landscape and continued data disruptions.*

B *COGS growth is projected to outpace revenue growth primarily due to replacement and diversification of data sources amid planned exits from the supply chain. Data costs in the outer years reflect both changes to the data sourcing structure, as well as incremental costs to support new growth areas.*

C *Operating costs are projected to grow as additional infrastructure is needed to support the new product & account development that is projected to drive scaled revenue.*

D *Current G&A structure, which reflects substantial synergies following combination with Kiwi, is projected to expand by several headcount additions to support expanded Company footprint.*

1. The adjusted EBITDA projections shown above do not reflect any pro forma adjustments (e.g., elimination of public company costs).
Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization and Stock Option Expense, adjusted for certain non-recurring items as specifically noted; CAGR refers to Compound Annual Growth Rate. COGS refers to Cost of Goods Sold; E refers to Estimated; G&A refers to General & Administrative.
Sources: Company management and Feather Financial Projections.

11 Houlihan Lokey

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 03  03  ILLUSTRATIVE PRELIMINARY FINANCIAL CONSIDERATIONS  CONFIDENTIAL – PRELIMINARY – SUBJECT TO FURTHER REVIEW

Preliminary Financial Analyses Summary

Implied Per Share Value Reference Ranges

(dollars per share in actuals)



Unaffected 10-Day VWAP:[1] $1.92
Canary Proposal:[2] $2.10
Current 10-Day VWAP:[3] $2.14
Selected Companies Analysis LTM Ended 9/30/25 Total Revenue 0.75x - 1.75x
$1.51
$2.49
Selected Companies Analysis CY 2025E Total Revenue 0.75x - 1.75x
$1.54
$2.56
Selected Companies Analysis CY 2026E Total Revenue 0.75x - 1.75x
$1.63
$2.76
Selected Transactions Analysis LTM Ended 9/30/25 Total Revenue 1.25x - 2.25x
$1.95
$2.92
Discounted Cash Flow Analysis Terminal Multiple 1.25x - 2.25x Discount Rate 13.5% - 16.5%
$1.54
$2.66

Note: No particular weight was attributed to any analysis.
Note: Reflects (i) ~$4.7 million of cash and cash equivalents and (ii) ~$23.6 million of marketable securities as of 9/30/25, per Company management. Marketable securities balance reflects fair market value of U.S. treasury bills.
Note: Based on (i) ~31.1 million basic shares of common stock outstanding as of 12/12/25, (ii) ~2.4 million options to purchase common stock as of 12/12/25 (to the extent in the money, based on treasury method) and (iii) ~1.7 million restricted stock units to purchase common stock as of 12/12/25, per Company management.
1. *As of 8/22/25, the last trading day prior to announcement of the Canary Proposal.*
2. *Per the Canary Proposal.*
3. *As of 12/12/25.*

CY refers to Calendar Year; E refers to Estimated; LTM refers to the most recently completed 12-month period; VWAP refers to Volume Weighted Average Price.
Sources: Bloomberg, public filings, Company management, Canary Proposal and Feather Financial Projections.

13 Houlihan Lokey
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Preliminary Financial Analyses Summary (cont.)

(dollars and shares in millions, except per share values)

	Selected Companies Analysis LTM Ended 9/30/25 Total Revenue		Selected Companies Analysis CY 2025E Total Revenue		Selected Companies Analysis CY 2026E Total Revenue		Selected Transactions Analysis LTM Ended 9/30/25 Total Revenue		Discounted Cash Flow Analysis Terminal Multiple 1.25x -- 2.25x Discount Rate 13.5% -- 16.5%	
Corresponding Base Amount	$28.6		$29.8		$33.7		$28.6			
Selected Multiples Range	0.75x	1.75x	0.75x	1.75x	0.75x	1.75x	1.25x	2.25x		
Implied Enterprise Value Reference Range	$21.5	$50.1	$22.4	$52.2	$25.3	$59.0	$35.8	$64.5	$22.4	$55.7
Total Cash and Cash Equivalents as of 9/30/25 [1]	4.7	4.7	4.7	4.7	4.7	4.7	4.7	4.7	4.7	4.7
Total Marketable Securities as of 9/30/25 [1] [2]	23.6	23.6	23.6	23.6	23.6	23.6	23.6	23.6	23.6	23.6
Potential Future Earnout Consideration Receivable as of 9/30/25 [1] [3]	0.0	3.6	0.0	3.6	0.0	3.6	0.0	3.6	0.0	3.6
Implied Total Enterprise Value Reference Range	$49.7	$82.0	$50.6	$84.0	$53.5	$90.8	$64.0	$96.3	$50.6	$87.5
Total Debt as of 9/30/25 [1]	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Implied Total Equity Value Reference Range	$49.7	$82.0	$50.6	$84.0	$53.5	$90.8	$64.0	$96.3	$50.6	$87.5
Shares Outstanding [1] [4]	32.8	32.9	32.8	32.9	32.8	32.9	32.8	32.9	32.8	32.9
Implied Per Share Reference Range	**$1.51**	**$2.49**	**$1.54**	**$2.56**	**$1.63**	**$2.76**	**$1.95**	**$2.92**	**$1.54**	**$2.66**

Note: No discrete value ascribed to ~$17.1 million of U.S. federal net operating loss carryforwards and ~$28.1 million of U.S. state net operating loss carryforwards as of 12/31/24 given that (i) certain selected companies have NOL carryforwards, the impact of which is assumed to be reflected in their implied Enterprise Value / Total Revenue multiples, (ii) per Company management, any net operating loss carryforwards would be subject to Section 382 limitations under the Internal Revenue Code upon a change of control transaction evaluated in the Selected Transactions Analysis and (iii) net operating loss carryforward impacts incorporated in cash flows and multiple selection in Discounted Cash Flow Analysis.

1. *Per Company management.*
2. *Reflects fair market value of U.S. treasury bills.*
3. *Per Company management and public filings, the Company sold a minority equity interest in a customer on 7/21/23 for immediate cash proceeds and future contingent earnout payments aggregating to $3.6 million for potential payment in CY 2025E and CY 2026E. Per Company management, such payments are subject to ongoing litigation and the acquiror has accrued a contingent obligation in the amount of ~$0.4 million for the portion of the earnout consideration potentially payable to the Company. Such earnout is treated for financial reporting purposes as a gain contingency, per Company management, and no asset is recorded on the Company's balance sheet. Against this backdrop, low end reflects no potential future earnout consideration receivable and high end reflects maximum potential future earnout consideration receivable of $3.6 million.*
4. *Based on (i) ~31.1 million basic shares of common stock outstanding as of 12/12/25, (ii) ~2.4 million options to purchase common stock as of 12/12/25 (to the extent in the money, based on treasury method) and (iii) ~1.7 million restricted stock units to purchase common stock as of 12/12/25, per Company management.*

CY refers to Calendar Year; E refers to Estimated; LTM refers to the most recently completed 12-month period; NOL refers to Net Operating Loss.

Sources: Company management, Feather Financial Projections and public filings.

14 Houlihan Lokey

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Preliminary Selected Companies Observations

(dollars in millions, except per share values)

Selected Companies	Share Price [2]	% of 52-Week High [3]	% Above 52-Week Low [3]	Equity Market Value [2] [4]	Enterprise Value [2] [4]	Enterprise Value [1] to Revenue [5] LTM	CY 2025E	CY 2026E
	Selected Market Trading Information					Selected Multiple Information		
Certara, Inc.	$8.58	54.7%	6.9%	$1,412.8	$1,536.3	3.70x	3.67x	3.44x
Definitive Healthcare Corp.	$2.31	40.7%	7.4%	$362.4	$449.7	1.86x	1.88x	1.91x
Health Catalyst, Inc.	$2.46	30.4%	22.1%	$193.0	$262.6	0.83x	0.85x	0.87x
Indegene Limited	$5.81	77.2%	5.5%	$1,418.5	$1,278.5	3.81x	3.59x	3.06x
OptimizeRx Corporation	$13.36	60.0%	234.7%	$258.3	$267.6	2.44x	2.47x	2.20x
Simulations Plus, Inc.	$19.17	50.9%	54.7%	$386.2	$353.8	4.47x	4.45x	4.30x
Veradigm Inc. [6] [7]	$4.95	48.3%	65.0%	$591.5	$546.5	0.94x	0.91x	0.93x
Low		30.4%	5.5%			0.83x	0.85x	0.87x
Median		50.9%	22.1%			2.44x	2.47x	2.20x
Mean		51.7%	56.6%			2.58x	2.54x	2.39x
High		77.2%	234.7%			4.47x	4.45x	4.30x
Feather - Current Price (as of 12/12/25) [8] [9]	$2.13	52.9%	29.9%	$69.6	$41.4	1.45x	1.38x	1.29x
Feather - Unaffected Price (as of 8/22/25) [8] [9] [10]	$1.77	43.9%	7.9%	$56.9	$28.1	1.05x	0.96x	0.87x

Note: No company used in this analysis for comparative purposes is identical to the Company.

1. *Enterprise Value equals equity market value + debt outstanding + preferred stock + minority interests – cash and cash equivalents.*
2. *Based on closing prices as of 12/12/25.*
3. *Based on market prices as of 12/12/25. Inclusive of intraday prices. Per Capital IQ.*
4. *Based on diluted shares.*
5. *Multiples based on forward looking financial information have been calendarized to the Company's fiscal year end of December 31st.*
6. *Veradigm Inc., a company formerly known as Allscripts Healthcare Solutions, Inc. whose shares of common stock are traded over-the-counter on the OTC Pink Sheets Expert Market, is delinquent in its regulatory filings as of 12/12/25, having most recently released its full-year CY 2022 financial statements on 3/18/25, with complete annual CY 2023 and CY 2024 filings outstanding as of 12/12/25. Financial information reflects public filings including unaudited Q2 CY 2025 business update dated 9/30/25 and unaudited CY 2023 / CY 2024 business update dated 3/18/25. Forward multiples are based on estimates provided by four analysts who cover the company who provide such estimates.*
7. *LTM revenue reflects the midpoint of the estimated range of historical financial results, per public filings.*
8. *Based on public filings, analyst estimates, market data and other public information as of applicable date.*
9. *LTM revenue reflects pro forma financials for the acquisition of Kiwi, per public filings.*
10. *Reflects the last trading day prior to announcement of the Canary Proposal.*

CY refers to Calendar Year; E refers to Estimated; LTM refers to the most recently completed 12-month period for which financial information has been made public; Q refers to Quarter.

Sources: Bloomberg, Capital IQ and public filings.

15 Houlihan Lokey

CONFIDENTIAL – PRELIMINARY – SUBJECT TO FURTHER REVIEW

 39.1%  36.0%  32.5%  29.7%  24.1%  13.3%  9.6%  9.5%  Certara Indegene Simulations Plus OptimizeRx Definitive Health Catalyst Veradigm Feather  36.9%  35.2%  34.0%  25.9%  23.7%  21.7%  14.4%  Projected Rule of 40 (CY 2025E Total Revenue Growth + CY 2025E Adjusted EBITDA Margin)  40.7%  Certara Simulations Plus Indegene OptimizeRx Feather Definitive Veradigm Health Catalyst  Preliminary Selected Benchmarking Data  Rule of 40  34.0%  29.5%  29.7%  26.3%  Note: Median and mean indications exclude Feather.  Feather  Projected Rule of 40 (CY 2026E Total Revenue Growth + CY 2026E Adjusted EBITDA Margin)  Feather  Selected Healthcare Technology Companies  Median  Feather  Mean  Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization and Stock Option Expense, adjusted for certain non-recurring items; CY refers Calendar Year; E refers to Estimated. Sources: Bloomberg, Capital IQ, public filings, Company management and Feather Financial Projections.  CONFIDENTIAL – PRELIMINARY – SUBJECT TO FURTHER REVIEW  16

 15.5%  11.0%  10.3%  7.2%  5.6%  -0.0%  -0.5%  -1.3%  Indegene OptimizeRx Feather Certara Simulations Plus Health Catalyst Definitive Veradigm  Projected Total Revenue Growth (CY 2023 – CY 2025E)  23.0%  13.2%  12.3%  8.7%  8.4%  2.4%  -1.6%  -2.4%  OptimizeRx Indegene Simulations Plus Certara Feather Health Catalyst Veradigm Definitive  Projected Total Revenue Growth (CY 2025E – CY 2027E)  Preliminary Selected Benchmarking Data (cont.) Revenue Growth  8.7%  7.9%  5.6%  5.4%  Note: Median and mean indications exclude Feather.  1. CY 2023 results reflect pro forma financials for the acquisition of Kiwi, per Company management.  Feather1  2  Feather  2  Selected Healthcare Technology Companies  Median  Feather  2. Historical financials reflect the midpoint of the estimated range of financial results, per public filings. Forward financials are based on estimates provided by four analysts who cover the company. CY refers Calendar Year; E refers to Estimated.  Sources: Bloomberg, Capital IQ, public filings, Company management and Feather Financial Projections.  CONFIDENTIAL – PRELIMINARY – SUBJECT TO FURTHER REVIEW  17  Mean

 8.3%  7.8%  2.9%  2.5%  -0.4%  Projected Gross Profit Growth (CY 2025E – CY 2027E)  13.8%  10.8%  -2.1%  Indegene Limited OptimizeRx Simulations Plus, Certara, Inc. Health Catalyst, Inc. Feather Definitive Veradigm Inc. [2] Corporation Inc. Healthcare Corp.  Projected Gross Profit Growth (CY 2023 – CY 2025E)  27.1%  9.7%  9.5%  9.2%  -5.2%  0.8% NA  -9.6%  OptimizeRx Certara, Inc. Indegene Limited Health Catalyst, Inc. Simulations Plus, Definitive Feather Veradigm Inc. [2] Corporation Inc. Healthcare Corp.  Preliminary Selected Benchmarking Data (cont.) Gross Profit Growth  9.3%  8.5%  7.8%  5.9%  Note: Median and mean indications exclude Feather.  1. Reflects standalone Base Feather information as gross profit information pro forma for the impact of the acquisition of Kiwi not applicable, per Company management.  Feather1  Feather  2  2  Selected Healthcare Technology Companies  Median  Feather  Mean  2. Historical financials reflect the midpoint of the estimated range of financial results, per public filings. Forward financials are based on estimates provided by four analysts who cover the company. CY refers Calendar Year; E refers to Estimated; NA refers to not available.  Sources: Bloomberg, Capital IQ, public filings, Company management and Feather Financial Projections.  CONFIDENTIAL – PRELIMINARY – SUBJECT TO FURTHER REVIEW  18

 Projected Gross Profit Margin (CY 2026E)  80.8%  63.1%  61.6%  61.2%  53.8%  52.6%  43.1%  32.8%  Definitive OptimizeRx Certara Simulations Plus Veradigm Health Catalyst Feather Indegene  Projected Gross Profit Margin (CY 2025E)  81.4%  64.1%  61.3%  59.2%  54.5%  53.0%  50.6%  33.9%  Definitive OptimizeRx Certara Simulations Plus Veradigm Feather Health Catalyst Indegene  Preliminary Selected Benchmarking Data (cont.) Gross Profit Margin  59.2%  57.9%  61.2%  58.0%  Feather  Selected Healthcare Technology Companies  Median  Feather  Mean  Feather  Note: Median and mean indications exclude Feather.  CY refers Calendar Year; E refers to Estimated; NA refers to not available.  Sources: Bloomberg, Capital IQ, public filings, Company management and Feather Financial Projections.  CONFIDENTIAL – PRELIMINARY – SUBJECT TO FURTHER REVIEW  19

 32.5%  29.2%  25.9%  18.8%  17.3%  16.0%  12.6%  Certara Simulations Plus Definitive Indegene OptimizeRx Health Catalyst Veradigm Feather  28.7%  28.0%  18.9%  18.8%  16.6%  13.2%  Certara Definitive Simulations Plus Indegene Veradigm OptimizeRx Health Catalyst Feather  Projected Adjusted EBITDA Margin (CY 2025E)  32.1%  Preliminary Selected Benchmarking Data (cont.) Adjusted EBITDA Margin  Projected Adjusted EBITDA Margin (CY 2026E)  22.3%  18.9%  21.7%  18.8%  2.2%  Feather  -3.5%  Feather  Selected Healthcare Technology Companies  Median  Feather  Mean  Note: Median and mean indications exclude Feather.  Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization and Stock Option Expense, adjusted for certain non-recurring items; CY refers Calendar Year; E refers to Estimated. Sources: Bloomberg, Capital IQ, public filings, Company management and Feather Financial Projections.  CONFIDENTIAL – PRELIMINARY – SUBJECT TO FURTHER REVIEW  20

Preliminary Selected Benchmarking Data (cont.)
Size & Net Leverage

(dollars in millions)

Total Revenue (LTM)



$583.5
$415.6
$335.7
$316.1
$242.3
$109.5
$79.2
$28.6
$316.1
$297.4
veradigm[1]
CERTARA
indegene
Health Catalyst
DEFINITIVE HEALTHCARE
OptimizeRx
SimulationsPlus
Feather[2]

Net Leverage[3] (Net Debt to Enterprise Value as of 12/12/25)



-68.1%
-11.0%
-9.1%
-8.2%
-3.9%
3.5%
8.0%
26.5%
0.8%
-3.9%
Feather[4]
indegene
SimulationsPlus
veradigm
DEFINITIVE HEALTHCARE
OptimizeRx
CERTARA
Health Catalyst
Feather
Selected Healthcare Technology Companies
Median
Mean

Note: Median and mean indications exclude Feather.

1. *LTM financials reflect the midpoint of the estimated range of financial results, per public filings.*
2. *Reflects pro forma financials for the acquisition of Kiwi, per Company management.*
3. *Based on public trading prices of common stock.*
4. *Enterprise Value based on public filings, market data and other public information as of 12/12/25. Net debt based on latest available balance sheet information as of 9/30/25, per Company management.*

LTM refers to the most recently completed 12-month period for which financial information has been made public.

Sources: Capital IQ, public filings, Company management and Feather Financial Projections.

21 Houlihan Lokey

CONFIDENTIAL – PRELIMINARY – SUBJECT TO FURTHER REVIEW

 0.00x  4.00x  8.00x  12.00x  16.00x  20.00x  Mar-21  Sep-21  Mar-22  Oct-22  Feather  Apr-23  Nov-24  May-25  Dec-25  Oct-23 May-24  Selected Companies Index³  Source: Capital IQ as of 12/12/25.  22  CONFIDENTIAL – PRELIMINARY – SUBJECT TO FURTHER REVIEW  Note: Multiples shown above are sourced directly from Capital IQ; as such, certain multiples may differ from figures shown on other pages. Excludes figures that are not available or not meaningful. Note: NTM revenue multiples greater than 20.00x deemed to be not meaningful.  Reflects data through 8/22/25, the last trading day completed prior to the announcement of the Canary Proposal.  Reflects data through 12/12/25.  Selected Companies Index includes Certara, Inc., Definitive Healthcare Corp., Health Catalyst, Inc., Indegene Limited, OptimizeRx Corporation, Simulations Plus, Inc. and Veradigm Inc. Reflects median multiple. NTM refers to the following 12-month period for which financial information has not been made public; NMF refers to not meaningful.  Selected Trading Multiple Lookback Observations  Since Reverse Merger (3/3/21)  2.26x  1.21x  Feather vs. Selected Companies Index (Enterprise Value to NTM Total Revenue Lookback Since Reverse Merger)  Analyst estimates available beginning on 4/8/22 following the completion of the reverse merger on 3/3/21  Unaffected Date1  Feather – Unaffected1  Feather – Current2  Selected Companies Index³  Since Reverse  Merger Average  Three-Year  Average  Two-Year  Average  One-Year  Average  Six-Month  Average  NMF  2.69x  2.17x  1.73x  1.38x  NMF  2.44x  1.96x  1.48x  1.23x  5.84x  3.29x  2.87x  2.60x  2.86x

Preliminary Selected Transactions Observations

(dollars in millions)

Announced	Effective	Target	Acquiror	Transaction Value [1]	Transaction Value / LTM Revenue [2]	Transaction Value / NFY Revenue [3]	LTM Adjusted EBITDA Margin % [2]	NFY Adjusted EBITDA Margin % [3]	
7/19/24	10/2/24	Augmedix, Inc.	Commure, Inc.	$119.0	2.44x	2.24x	(32.9%)	(45.6%)	
6/21/24	10/22/24	Sharecare, Inc.	Altaris, LLC	$498.1	1.19x	1.27x	3.1%	0.5%	
4/8/24	6/27/24	Model N, Inc	Vista Equity Partners Management, LLC	$1,269.2	5.00x	4.84x	17.2%	19.8%	
9/6/23	11/9/23	NextGen Healthcare, Inc.	Thoma Bravo, L.P.	$1,722.9	2.54x	2.40x	17.6%	17.8%	
8/7/23	11/3/23	Tabula Rasa HealthCare, Inc.	Exact Care Pharmacy, LLC (Nautic Partners, LLC)	$571.1	1.69x	1.58x	5.1%	5.6%	
7/6/23	8/14/23	CorEvitas, LLC	Thermo Fisher Scientific Inc.	$912.5	NA	8.30x	NA	NA	[4]
8/8/22	7/31/22	Pharmaspectra Group Ltd	IQVIA Holdings Inc.	$100.0	7.68x	NA	(20.0%)	NA	[5]
12/20/21	6/8/22	Cerner Corporation	Oracle Corporation	$29,359.9	5.14x	5.07x	33.9%	32.8%	
12/8/21	4/5/22	Clinigen Group plc	Triton Investment Management Ltd.	$2,124.4	2.97x	2.76x	22.2%	21.8%	
8/19/21	11/24/21	Inovalon Holdings, Inc	Nordic Capital X-Led Consortium	$7,428.2	10.34x	9.61x	34.7%	34.9%	
1/17/20	2/28/20	Decision Resources, Inc.	Clarivate Plc	$950.0	4.59x	NA	23.0%	NA	[6]
Low				$100.0	1.19x	1.27x	(32.9%)	(45.6%)	
Median				$950.0	3.78x	2.76x	17.4%	18.8%	
Mean				$4,095.9	4.36x	4.23x	10.4%	10.9%	
High				$29,359.9	10.34x	9.61x	34.7%	34.9%	

Note: No company used in this analysis for comparative purposes is identical to the Company and no transaction used in this analysis for comparative purposes is identical to the Canary Proposal.
Note: Where available, stock-based compensation expense has been added back to adjusted EBITDA.

1. Transaction Value refers to the implied enterprise value of target company, based on the announced transaction equity price and other public information available at the time of the announcement.
2. Based on reported metric for the most recent LTM period prior to the announcement of the transaction.
3. Based on reported metric for the most recent NFY period prior to the announcement of the transaction.
4. NFY period reflects $110 million of revenue from press release at the time of announcement.
5. LTM period reflects annual figures for the CY 2021 period, the most recently completed period for which information was available at the time of transaction announcement.
6. LTM period reflects annual figures for the CY 2019 period.

Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization and Stock Option Expense, adjusted for certain non-recurring items; CY refers to Calendar Year.
LTM refers to the most recently completed 12-month period for which financial information has been made public; NA refers to not available; NFY refers to the next fiscal year for which financial information has not been made public.
Sources: Bloomberg, Capital IQ, public filings, press releases and Wall Street research.

23 Houlihan Lokey
CONFIDENTIAL – PRELIMINARY – SUBJECT TO FURTHER REVIEW

Preliminary Discounted Cash Flow Analysis

(dollars and shares in millions, except per share values)

	Projected Calendar Year Ending December 31,					
	2025E [1]	2026E	2027E	2028E	2029E	2030E
Total Revenue	**$7.5**	**$33.7**	**$36.3**	**$42.1**	**$48.4**	**$54.6**
Growth %		*13.0%*	*7.6%*	*16.2%*	*14.7%*	*13.0%*
Cost of Revenues	(4.0)	(19.2)	(19.7)	(21.1)	(23.2)	(26.0)
Total Operating Expenses	(3.9)	(15.7)	(16.9)	(18.4)	(20.2)	(22.3)
Adjusted EBITDA	**($0.3)**	**($1.2)**	**($0.3)**	**$2.7**	**$4.9**	**$6.3**
Margin %	*(4.5%)*	*(3.5%)*	*(0.8%)*	*6.3%*	*10.2%*	*11.6%*
Depreciation and Amortization	(0.1)	(0.2)	(0.2)	(0.2)	(0.2)	(0.2)
Adjusted EBIT	**($0.4)**	**($1.4)**	**($0.5)**	**$2.5**	**$4.7**	**$6.1**
Taxes [2]	--	--	--	--	--	--
Unlevered Earnings	**($0.4)**	**($1.4)**	**($0.5)**	**$2.5**	**$4.7**	**$6.1**
Depreciation and Amortization	0.1	0.2	0.2	0.2	0.2	0.2
Stock-Based Compensation [3]	(0.7)	(2.9)	(2.9)	(2.9)	(2.9)	(2.9)
Change in Net Working Capital & CapEx [4]	(1.3)	(1.0)	(1.0)	(1.0)	(1.0)	(1.0)
Unlevered Free Cash Flows	**($2.3)**	**($5.1)**	**($4.2)**	**($1.2)**	**$1.1**	**$2.4**

Discount Rate	PV of Terminal Value as a % of Enterprise Value		
	1.25x	1.75x	2.25x
13.50%	134.8%	122.6%	116.7%
14.25%	136.3%	123.5%	117.4%
15.00%	137.9%	124.4%	118.0%
15.75%	139.6%	125.4%	118.7%
16.50%	141.4%	126.4%	119.4%

Discount Rate	Present Value of Cash Flows (2025E - 2030E)	+	PV of Terminal Value as a Multiple of 2030E Total Revenue			=	Implied Enterprise Value			-	Net Debt & Other [5]	=	Implied Total Equity Value		
			1.25x	1.75x	2.25x		1.25x	1.75x	2.25x				1.25x	1.75x	2.25x
13.50%	($9.3)		$36.1	$50.5	$65.0		$26.8	$41.2	$55.7		($31.8)		$58.6	$73.0	$87.5
14.25%	($9.3)		$34.9	$48.9	$62.8		$25.6	$39.6	$53.5		($30.9)		$56.5	$70.5	$84.5
15.00%	($9.3)		$33.8	$47.3	$60.8		$24.5	$38.0	$51.5		($30.0)		$54.5	$68.0	$81.5
15.75%	($9.3)		$32.7	$45.8	$58.8		$23.4	$36.5	$49.6		($29.1)		$52.5	$65.6	$78.7
16.50%	($9.3)		$31.6	$44.3	$57.0		$22.4	$35.0	$47.7		($28.2)		$50.6	$63.3	$75.9

Discount Rate	Implied Equity Value Per Share [6]		
	1.25x	1.75x	2.25x
13.50%	$1.79	$2.22	$2.66
14.25%	$1.72	$2.15	$2.57
15.00%	$1.66	$2.07	$2.48
15.75%	$1.60	$2.00	$2.39
16.50%	$1.54	$1.93	$2.31

Note: Present values as of 12/18/25; mid-year convention applied.
1. *Represents Q4 CY 2025E financial information, per Company management.*
2. *Taxes assumed to be fully offset by NOL usage, per Company management.*
3. *Stock-based compensation expense treated as a cash outflow to approximate dilutive impact. Per Company management, annual run-rate stock-based compensation expense approximates $2.9 million annually over the projection period and is assumed to not be tax deductible.*
4. *Per Company management, capital expenditures projected to be de minimis over the projected period and consist of office equipment such as computers.*
5. *Reflects (i) ~$4.7 million of cash and cash equivalents and (ii) ~$23.6 million of marketable securities as of 9/30/25, per Company management. Also reflects range of potential future earnout consideration receivable from sale of minority interest in a customer from, on the low end, $0.0 million to, on the high end, maximum potential amount of $3.6 million, per Company management.*
6. *Computed as Implied Total Equity Value divided by the sum of (i) ~31.1 million shares of common stock outstanding as of 12/12/25, (ii) ~2.4 million options to purchase common stock as of 12/12/25 (to the extent in the money, based on treasury method) and (iii) ~1.7 million restricted stock units as of 12/12/25, per Company management.*

Adjusted EBIT refers to Earnings Before Interest and Taxes, adjusted for certain non-recurring items.
Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization and Stock Option Expense, adjusted for certain non-recurring items.
CapEx refers Capital Expenditures; CY refers to Calendar Year; E refers to Estimated; PV refers to Present Value; Q refers to Quarter.
SBC refers to Stock-Based Compensation.
Sources: Company management and Feather Financial Projections.

24 Houlihan Lokey
CONFIDENTIAL – PRELIMINARY – SUBJECT TO FURTHER REVIEW

 04  04  SELECTED CONSIDERATIONS RELATED TO CANARY PROPOSAL  CONFIDENTIAL – PRELIMINARY – SUBJECT TO FURTHER REVIEW

Canary Proposal Summary
Selected Implied Multiples & Premium Information

- On 8/25/25, the Board of Directors of Feather received the Canary Proposal from the Canary Parties to acquire all of the outstanding shares of Feather common stock not owned by them for cash consideration of $2.10 per share
  - Reflects a premium of ~19% to closing stock price and ~8% to 30-day VWAP, in each case as of the Unaffected Date[1]
  - Implies multiples of ~1.36x Enterprise Value / CY 2025E revenue and ~1.21x Enterprise Value / CY 2026E revenue, respectively[2,3]
- Proposal conditioned on approval by the Special Committee
- Proposed transaction structure consists of two-step process, with tender offer followed by short-form merger (which could be effectuated under section 251(h) of Delaware General Corporation Law or section 3-106.1 of Maryland General Corporation Law)
- Proposal includes assumption of 1.7 million unvested RSUs by Canary and cancellation of 2.2 million out-of-the-money options[4]
- Intended sources of financing include personal resources, third party financing and balance sheet cash in addition to rollover equity
  - Canary Parties collectively hold 20.7 million shares of common stock, or ~67% of outstanding Feather common stock
  - Feather estimates it will have ~$26.9 million of cash and cash equivalents as of year-end[5]
- The Canary Parties have indicated that (i) diligence requirements will be limited, (ii) they are in discussions with potential financing sources and (iii) at the appropriate time, they would like to discuss the possibility of certain additional stockholders joining Canary

Preliminary Implied Financial Metrics
(dollars and shares in millions, except per share values)

Selected Transaction Information	
Per Share Transaction Consideration [6]	$2.10
Fully-Diluted Shares [3] [5]	32.8
Implied Transaction Equity Value	**$68.9**
Total Debt as of 9/30/25 [5]	0.0
Total Cash & Equivalents and Marketable Securities as of 9/30/25 [2] [5]	(28.2)
Implied Transaction Enterprise Value	**$40.7**

Selected Implied Transaction Multiples

Implied EV / Revenue Transaction Multiples	Corresponding Base Amount [5]	Implied Multiple
LTM Ended 9/30/25 [7]	$28.6	1.42x
CY 2025E	$29.8	1.36x
CY 2026E	$33.7	1.21x

Implied Unaffected Premiums / (Discounts)
(dollars per share in actuals)

Trading Period As of 8/22/25 [1]	Selected Metric [8]	Implied Premium of Per Share Canary Proposal Consideration
1-Day Closing Price	$1.77	18.6%
10-Day VWAP	$1.92	9.5%
30-Day VWAP	$1.94	8.4%
3-Month VWAP	$1.98	6.3%
6-Month VWAP	$1.98	5.9%
52-Week High Intraday Price (2/18/25)	$4.03	(47.9%)
52-Week Low Intraday Price (8/22/25)	$1.64	28.0%

Note: Calculations herein do not give consideration to potential future earnout consideration receivable. Refer to page 14 for additional information.

Note: This summary is intended only as an overview of selected terms and is not intended to cover all terms or details of the Canary Proposal.

1. *Reflects data as of 8/22/25, the last completed trading day prior to the Company's announcement before market close on 8/25/25 that it received the Canary Proposal.*
2. *Reflects (i) ~$4.7 million of cash and cash equivalents and (ii) ~$23.6 million of marketable securities as of 9/30/25, per Company management. Marketable securities balance reflects fair market value of U.S. treasury bills.*
3. *Based on (i) ~31.1 million basic shares of common stock outstanding as of 12/12/25, (ii) ~2.4 million options to purchase common stock as of 12/12/25 (to the extent in the money, based on treasury method) and (iii) ~1.7 million restricted stock units to purchase common stock as of 12/12/25, per Company management.*
4. *Canary Proposal does not specifically address treatment of ~190k unvested in-the-money options, which have a weighted average exercise price of $2.04 per share. Subject to confirmation.*
5. *Per Company management.*
6. *Per the Canary Proposal.*
7. *Corresponding base amount pro forma for the acquisition of Kiwi completed on 10/31/24, per Company management.*
8. *Closing price per Capital IQ. VWAP based on cumulative trading activity over designated number of trading days (based on intraday trading) per Bloomberg as of applicable date.*

CY refers to Calendar Year; E refers to Estimated; EV refers to Enterprise Value; k refers to Thousands.
LTM refers to the most recently completed 12-month period; RSU refers to Restricted Stock Unit.
VWAP refers to Volume-Weighted Average Price.
Sources: Bloomberg, Capital IQ, public filings, Company management, Canary Proposal and Feather Financial Projections.

26 | Houlihan Lokey

CONFIDENTIAL – PRELIMINARY – SUBJECT TO FURTHER REVIEW

 0.0  1.0  2.0  3.0  4.0  5.0  6.0  7.0  $0.00  $2.00  $4.00  $6.00  $8.00  $10.00  $12.00  $14.00  $16.00  Mar-21  Sep-21  Apr-23  Feather  Oct-23  Current Stock Price¹  May-24  Nov-24  Unaffected Stock Price²  May-25  Dec-25  Mar-22 Oct-22  Daily Trading Volume  Closing Stock Price ($)  Daily Volume (millions)  Historical Timeline & Stock Trading History  Since Reverse Merger (3/3/21)  Represents per share closing common stock price on 12/12/25.  Reflects data as of 8/22/25, the last completed trading day prior to the Company’s announcement before market close on 8/25/25 that it received a non-binding proposal from Canary to acquire all unowned shares of Company common stock for $2.10 per share.  VWAP based on cumulative trading activity over designated period, per Bloomberg.  ADTV refers to Average Daily Traded Volume; CY refers to Calendar Year; VWAP refers to Volume Weighted Average Price; YTD refers to Year To Date.  Closing Price: $2.131  Announced receipt of a non-binding proposal from a consortium of buyers led by co-founder, Executive Chairman and CEO Max Wygod to acquire all unowned shares of Company common stock for $2.10 per share  Unaffected Stock Price: $1.772  Announced launch through business combination of Helix Technologies and Medical Outcomes Research Analytics and commenced trading on the Nasdaq at $14.60 per share  Announced the sale of BioTrack to Alleaves for a total purchase price of $30 million  Announced stock repurchase from affiliate of 1.6 million shares at a redemption price of $2.15 per share, reflecting an 8.1% discount relative to the unaffected per share common stock price  Unaffected 90-Day ADTV2   Shares   Dollars   % of Outstanding  0.01 mm  $0.02 mm  0.04%  Selected VWAPs3  Announced $12.0 million private placement of common stock at a purchase price of  $10.21 per share  Announced $24.0 million private placement of 3.5% convertible notes with an exercise price of $11.98 per share  Announced acquisition of Kiwi  for no consideration other than  the assumption of certain normal  course working capital liabilities  CY 2022  CY 2023  CY 2024  Unaffected YTD 20252  $4.60  $2.94  $2.66  $2.29  Sources: Bloomberg, Capital IQ and public filings as of 12/12/25.  27  CONFIDENTIAL – PRELIMINARY – SUBJECT TO FURTHER REVIEW

 70.0%  27.4%  28.2%  44.9%  10.3%  6.0%  3.4%  4.3%  0.4%  2.5%  0.0%  $1.50-  $1.75-  $2.00-  $2.25-  $2.50-  $2.75-  $3.00-  $3.25-  $3.50-  $1.75  $2.00  $2.25  $2.50  $2.75  $3.00  $3.25  $3.50  $3.75  Reflects data as of 8/22/25, the last trading day completed prior to the announcement of the Canary Proposal.  VWAP based on cumulative trading activity over designated period, per Bloomberg.  Based on intraday prices.  VWAP refers to Volume Weighted Average Price.  Intraday High: $4.03 Intraday Low: $1.64  Selected Stock Trading Activity  Selected Unaffected VWAP Information1  One Year Pre-Proposal1 (8/22/24 to 8/22/25)  VWAP Volume: 4.1 million VWAP2: $2.23  66.9%  Sources: Bloomberg, Capital IQ and Canary Proposal.  28  CONFIDENTIAL – PRELIMINARY – SUBJECT TO FURTHER REVIEW  31.3%  1.1%  0.8%  0.0%  0.0%  0.0%  0.0%  0.0%  2.5%  0.0%  0.0%  0.0%  0.0%  0.0%  0.0%  $1.50-  $1.75-  $2.00-  $2.25-  $2.50-  $2.75-  $3.00-  $3.25-  $3.50-  $1.50-  $1.75-  $2.00-  $2.25-  $2.50-  $2.75-  $3.00-  $3.25-  $3.50-  $1.75  $2.00  $2.25  $2.50  $2.75  $3.00  $3.25  $3.50  $3.75  $1.75  $2.00  $2.25  $2.50  $2.75  $3.00  $3.25  $3.50  $3.75  Six Months Pre-Proposal1 (2/24/25 to 8/22/25)  Intraday High: $2.39 Intraday Low: $1.64  VWAP Volume: 1.6 million VWAP2: $1.98  Three Months Pre-Proposal1 (5/22/25 to 8/22/25)  VWAP Volume: 0.7 million VWAP2: $1.98  Intraday High: $2.25 Intraday Low: $1.64  Unaffected VWAPs2  3-Month  6-Month  12-Month  52-Wk. Low3  52-Wk. High3  $1.98  $1.98  $2.23  $1.64  $4.03  % of VWAP Volume Above Canary Proposal: 38.9%  % of VWAP Volume Above Canary Proposal: 7.4%  % of VWAP Volume Above Canary Proposal: 11.2%

 (100.0%)  (80.0%)  60.0%  40.0%  20.0%  0.0%  (20.0%)  (40.0%)  (60.0%)  80.0%  100.0%  Mar-21  Sep-21  Mar-22  Oct-23  May-24 Nov-24 May-25  Nasdaq Composite Index - Total Return  Dec-25  Feather  Oct-22 Apr-23  Selected Companies Index²  On 8/25/25, the Company announced that it received a non-binding proposal from Canary to acquire all unowned shares of Company common stock for $2.10 per share.  Selected Companies Index is comprised of Certara, Inc., Definitive Healthcare Corp., Health Catalyst, Inc., Indegene Limited, OptimizeRx Corporation, Simulations Plus, Inc. and Veradigm Inc. Total shareholder return information shown above reflects average return for the selected healthcare technology companies that were public over the entirety of the applicable time period.  Reflects total stockholder return since the Unaffected Date.  Selected Relative Total Stockholder Return Performance Information  Lookback Since Reverse Merger (3/3/21)  Indexed Total Stockholder Returns  Feather vs. Selected Companies Index & Nasdaq Composite Index (Lookback Since Reverse Merger)  Unaffected as of 8/22/25¹  8.1%  (12.9%)  20.3%  Since Proposal3  Since 3/3/21 Return  (3/3/21 - 8/22/25)  Three-Year Return  (8/22/22 - 8/22/25)  Two-Year Return  (8/22/23 - 8/22/25)  One-Year Return  (8/22/24 - 8/22/25)  (87.9%)  (58.3%)  (29.2%)  (25.6%)  (74.5%)  (52.5%)  (28.2%)  (10.3%)  71.1%  77.7%  61.5%  22.8%  Feather  Selected Companies Index²  Nasdaq Composite Index - Total Return  Current as of 12/12/25  Feather  Selected Companies Index²  Three-Year Return (12/12/22 - 12/12/25)  Two-Year Return (12/12/23 - 12/12/25)  One-Year Return (12/12/24 - 12/12/25)  (6.6%)  (10.9%)  4.4%  (59.5%)  (42.0%)  (11.0%)  Source: Capital IQ as of 12/12/25.  29  CONFIDENTIAL – PRELIMINARY – SUBJECT TO FURTHER REVIEW

 Canary Proposal1: $2.10  7.0  6.0  5.0  4.0  3.0  2.0  1.0  0.0  $1.75  $2.00  $2.25  $2.50  8/25/25  9/19/25  10/15/25  11/10/25  12/5/25  Daily Trading Volume  Feather  Canary Proposal¹  Closing Stock Price ($)  Daily Volume (millions)  0.1%  2.6%  5.3%  25.9%  28.5%  20.7%  7.8%  9.1%  $1.80- $1.90- $2.00- $2.10- $2.20- $2.30- $2.40- $2.50-  $1.90 $2.00 $2.10 $2.20 $2.30 $2.40 $2.50 $2.60  0.0% 0.0%  3.8%  29.2%  16.8%  24.4%  11.9%  13.9%  $1.80- $1.90- $2.00- $2.10- $2.20- $2.30- $2.40- $2.50-  $1.90 $2.00 $2.10 $2.20 $2.30 $2.40 $2.50 $2.60  17.3%  77.3%  5.4%  0.0% 0.0% 0.0% 0.0% 0.0%  $1.80- $1.90- $2.00- $2.10- $2.20- $2.30- $2.40- $2.50-  $1.90 $2.00 $2.10 $2.20 $2.30 $2.40 $2.50 $2.60  On 8/25/25, the Company announced that it received a non-binding proposal from Canary to acquire all unowned shares of Company common stock for $2.10 per share.  The figures in the above charts are based on intraday trading activity in fifteen-minute increments over the designated period, per Bloomberg.  VWAP based on cumulative trading activity over designated period, per Bloomberg. VWAP refers to Volume Weighted Average Price.  Selected Trading & VWAP Information  Since Canary Proposal1  Since Canary Proposal1,2  (8/25/25 to 12/12/25)  Historical Closing Per Share Common Stock Price & Daily Trading Volume Since Canary Proposal1 (8/25/25 to 12/12/25)  Last Two Months2  (10/12/25 to 12/12/25)  Last Month2  (11/12/25 to 12/12/25)  ~6.6 million shares of Feather common stock traded on 10/13/25, per Bloomberg  VWAP Volume: 8.5 million VWAP3: $2.43  Intraday High: $2.71 Intraday Low: $1.88  VWAP Volume: 6.8 million VWAP3: $2.47  Intraday High: $2.62 Intraday Low: $2.03  VWAP Volume: 0.7 million VWAP3: $2.13  Intraday High: $2.30 Intraday Low: $2.03  Canary Proposal1  Sources: Bloomberg and Capital IQ as of 12/12/25 and Canary Proposal.  30  CONFIDENTIAL – PRELIMINARY – SUBJECT TO FURTHER REVIEW  Canary Proposal1  Canary Proposal1

Selected Public Ownership & Trading Volume Observations

(dollars and shares outstanding in millions)

	Common Stock			
		% of		
Holder	Shares	Outstanding	Non-Canary	Public Float[1]
Max Wygod (Founder, Executive Chairman & CEO)	7.5	24.2%	NA	NA
Adam Dublin (Co-Founder & Chief Strategy Officer)	4.3	14.0%	NA	NA
Larry Feinberg / Oracle	2.1	6.8%	NA	NA
Carl Berg	1.5	5.0%	NA	NA
Marble Lane Partners I, LLC	1.5	4.7%	NA	NA
Other Canary Members	3.7	11.9%	NA	NA
Canary	20.7	66.5%	NA	NA
Staley Capital Advisers, Inc.	1.1	3.5%	10.6%	13.2%
Thomas Coleman	0.9	2.9%	8.7%	NA
The Vanguard Group, Inc.	0.8	2.4%	7.3%	9.1%
Daniel Barton (Former President & CEO)	0.7	2.4%	7.2%	NA
Other Current / Former Directors & Executive Officers	0.4	1.4%	4.2%	NA
Geode Capital Management, LLC	0.2	0.5%	1.6%	2.0%
The Caprock Group, LLC	0.1	0.3%	0.8%	1.0%
BlackRock, Inc.	0.1	0.3%	0.8%	1.0%
Other	6.1	19.7%	58.8%	73.6%
Total[2]	**31.1**	**100.0%**	**100.0%**	**100.0%**

The top five public shareholders of Feather common stock (Staley Capital Advisors, Vanguard, Geode Capital Management, The Caprock Group and BlackRock) collectively hold 7.1% of shares outstanding and 26.4% of public float, per public filings

Selected Feather Trading Statistics	
90 Days Preceding Announcement of Canary Proposal (8/25/25)	
Average Daily Trading Volume	0.012
Average Daily Trading Value	$0.024
Since Announcement of Canary Proposal	
Average Daily Trading Volume	0.134
Average Daily Trading Value	$0.320
Since Announcement of Canary Proposal (Excluding 10/13/25 Trading Activity)[3]	
Average Daily Trading Volume	0.049
Average Daily Trading Value	$0.114

Note: Does not reflect share acquisitions or disposals not publicly disclosed as of 12/12/25.
1. Public float calculated as common shares outstanding, less shares held by (i) Canary, (ii) Thomas Coleman, (iii) Daniel Barton and (iv) current / former directors and executive officers.
2. Reflects common shares outstanding as of 11/13/25, per the Company's Form 10-Q for the period ended 9/30/25.
3. Excludes 10/13/25 trading data, which saw ~6.6 million shares traded, per Bloomberg.
designates members of Canary. designates current / former directors and executive officers. These holdings are excluded from public float computations.
NA refers to not available.
Sources: Bloomberg, Capital IQ and public filings as of 12/12/25.

31 Houlihan Lokey

CONFIDENTIAL – PRELIMINARY – SUBJECT TO FURTHER REVIEW

 Preliminary Overview of Potential Alternatives  Source: Company management.  32  CONFIDENTIAL – PRELIMINARY – SUBJECT TO FURTHER REVIEW  Certain potential alternatives to consider include but are not limited to the following:  Status Quo  Acquisitions  Share Repurchases and/or Dividends  Recapitalization  Sale of the Company to a Third Party  Transaction with the Canary Parties  Preliminary considerations related to certain alternatives include, but are not limited to, the following:  Backdrop of sustained challenges in the sector due to post-COVID macro pressures, competitive dynamics and regulatory uncertainty  Subscale platform compared to certain industry participants – scaling likely to require investment in growth thesis, substantial resources, capital outlay and successful execution against backdrop of sector headwinds and operating disruptions for Feather  Company cash balance supports current strategic plan, with recent redemption of the Convertible Notes ahead of maturity date1  Low float / trading activity in the stock, with potential limitation on prospects for capital returns given Company’s historical track record  Limited universe of potential third-party buyers given business scale and profile  Company has previously run a broad sale process, followed by more targeted discussions with certain parties – with no clear path to a viable proposal by any party contacted in the sale process or involved in subsequent discussions  Inbound interest received by Feather has been limited since announcement of the Canary Proposal  Transaction structuring considerations and execution risk  Canary’s support will be an important consideration for the viability of certain alternatives  1. Company cash and equivalents estimated at ~$27 million as of 12/31/25, per Company management. The Company entered into a Note Purchase Agreement related to $24 million of the Convertible Notes, which principal was redeemed or repaid, together with corresponding accrued interest, as follows: (i) $1 million on 9/12/23, (ii) $1 million on 2/28/24, (iii) $16 million on 11/11/24 and (iv) $6 million on 9/1/25.

 Per Share Common Stock Price  $2.10  $2.20  $2.30  $2.40  $2.50  $2.60  $2.70  $2.80  $2.90  $3.00  Implied Premiums / (Discounts):  Metric:  8/22/25 Unaffected Stock Price  $1.77  18.6%  24.3%  29.9%  35.6%  41.2%  46.9%  52.5%  58.2%  63.8%  69.5%  30-Day Unaffected VWAP [1]  $1.94  8.4%  13.5%  18.7%  23.9%  29.0%  34.2%  39.3%  44.5%  49.7%  54.8%  12/12/25 Closing Stock Price  $2.13  (1.4%)  3.3%  8.0%  12.7%  17.4%  22.1%  26.8%  31.5%  36.2%  40.8%  10-Day VWAP  $2.14  (2.0%)  2.7%  7.3%  12.0%  16.7%  21.3%  26.0%  30.7%  35.4%  40.0%  20-Day VWAP  $2.13  (1.5%)  3.1%  7.8%  12.5%  17.2%  21.9%  26.6%  31.3%  36.0%  40.7%  30-Day VWAP  $2.15  (2.3%)  2.3%  7.0%  11.6%  16.3%  20.9%  25.6%  30.2%  34.9%  39.5%  VWAP Since Announcement (8/25/25) [2]  $2.43  (13.5%)  (9.4%)  (5.3%)  (1.2%)  3.0%  7.1%  11.2%  15.3%  19.4%  23.6%  12-Month VWAP  $2.39  (12.1%)  (7.9%)  (3.7%)  0.5%  4.7%  8.9%  13.1%  17.3%  21.4%  25.6%  52-Week Intraday High (2/18/25)  $4.03  (47.9%)  (45.4%)  (42.9%)  (40.4%)  (38.0%)  (35.5%)  (33.0%)  (30.5%)  (28.0%)  (25.6%)  52-Week Intraday Low (8/22/25)  $1.64  28.0%  34.1%  40.2%  46.3%  52.4%  58.5%  64.6%  70.7%  76.8%  82.9%  Implied Multiples:  Implied EV / LTM Total Revenue [3]  $28.6  1.42x  1.54x  1.65x  1.77x  1.88x  2.00x  2.11x  2.23x  2.35x  2.46x  Implied EV / CY 2025E Total Revenue [4]  $29.8  1.36x  1.47x  1.59x  1.70x  1.81x  1.92x  2.03x  2.14x  2.25x  2.37x  Implied EV / CY 2026E Total Revenue [4]  $33.7  1.21x  1.31x  1.40x  1.50x  1.60x  1.70x  1.80x  1.90x  1.99x  2.09x  CONFIDENTIAL – PRELIMINARY – SUBJECT TO FURTHER REVIEW  33  Illustrative Per Share Price  Illustrative Implied Premiums & Multiples Information  (dollars and shares in millions, except per share values)  Note: The calculations and sensitivities shown are provided for illustrative purposes only and are not intended to be indicative of or provide any conclusions regarding valuation.  Note: Calculations herein do not give consideration to potential future earnout consideration receivable. Refer to page 14 for additional information. Note: VWAP information based on cumulative trading activity over designated period, per Bloomberg.  Reflects the volume-weighted average price for the thirty trading days ending on the Unaffected Date.  Reflects the volume-weighted average price since the Unaffected Date.  Enterprise value information per Company management and public filings. Reflects pro forma revenue for the acquisition of Kiwi, per Company management.  Enterprise value information per Company management and public filings. Revenue estimates based on Feather Financial Projections.   On 8/25/25, the Company announced that it received a non-binding proposal from Canary to acquire all unowned shares of Company common stock for $2.10 per share. CY refers to Calendar Year; E refers to Estimated; EV refers to Enterprise Value; VWAP refers to Volume Weighted Average Price.  LTM refers to the most recently completed 12-month period for which information has been made public.  Sources: Bloomberg, Capital IQ, public filings, Company management, Canary Proposal and Feather Financial Projections.  Canary Proposal5

 Illustrative Canary Cash Outlay Information  CONFIDENTIAL – PRELIMINARY – SUBJECT TO FURTHER REVIEW  34  Does not include transaction costs and expenses and assumes purchase of ~10.4 million shares outstanding not owned by Canary. Excludes impact of accelerated vesting of restricted stock units (since such units are assumed to roll). Canary Proposal does not specifically address treatment of in-the-money options.  Per the Canary Proposal.  Sources: Company management, Canary Proposal, Canary and public filings.  Implied Incremental Canary Cash Outlay at Illustrative Per Share Prices  (dollars in millions, except per share values)  Illustrative Per Share Price  Every $0.10 increase results in ~$1.0 million of incremental outlay from Canary  Every $0.25 increase results in ~$2.6 million of incremental outlay from Canary  Note: The calculations and sensitivities shown are provided for illustrative purposes only and are not intended to be indicative of or provide any conclusions regarding valuation.  $2.10  $2.20  $2.30  $2.40  $2.50  $2.60  $2.70  $2.80  $2.90  $3.00  Aggregate Canary Cash Outlay1  $21.9  $22.9  $24.0  $25.0  $26.0  $27.1  $28.1  $29.2  $30.2  $31.3  Incremental Canary Cash Outlay1  --  $1.0  $2.1  $3.1  $4.2  $5.2  $6.3  $7.3  $8.3  $9.4  Premium to Canary Proposal2  --  4.8%  9.5%  14.3%  19.0%  23.8%  28.6%  33.3%  38.1%  42.9%

 06  CONFIDENTIAL – PRELIMINARY – SUBJECT TO FURTHER REVIEW  05 APPENDICES

 06  05  APPENDICES  Selected Historical & Projected Financial Data  CONFIDENTIAL – PRELIMINARY – SUBJECT TO FURTHER REVIEW

 (dollars in millions)   Calendar Year Ended December 31, LTM Ended Calendar Year Ending December 31, CAGR 2022 2023 2024 9/30/25 2025E 2026E 2027E 2028E 2029E 2030E '22 to '25E '25E to '30E  CONFIDENTIAL – PRELIMINARY – SUBJECT TO FURTHER REVIEW  37  Note: CY 2022 – LTM 9/30/25 financials shown above are pro forma for historical revenues for Kiwi prior to the acquisition by Feather; pro forma expenses and profitability metrics are not meaningful given carve-out nature of Kiwi acquisition.  Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization and Stock Option Expense, adjusted for certain non-recurring items; CAGR refers to Compound Annual Growth Rate. CY refers to Calendar Year; E refers to Estimated; NMF refers to not meaningful; LTM refers to Latest Twelve Months.  Sources: Company management and Feather Financial Projections.  Selected Consolidated Historical & Projected Financial Information  Over-Time (Recurring) Revenue  $14.9  $20.0  $17.6  $19.2  $19.8  $22.6  $22.9  $26.4  $30.3  $34.2  Special Projects Revenue  1.9  1.3  1.5  2.2  2.7  2.9  3.7  4.5  5.3  6.1  Base Feather Revenue  $16.8  $21.2  $19.1  $21.5  $22.4  $25.5  $26.6  $30.9  $35.6  $40.3  10.2%  12.4%  Kiwi Revenue  2.7  4.2  5.1  7.2  7.4  8.2  9.7  11.2  12.7  14.3  40.0%  14.1%  Total Revenue  $19.5  $25.4  $24.1  $28.6  $29.8  $33.7  $36.3  $42.1  $48.4  $54.6  15.3%  12.9%  Growth %  30.3%  (5.0%)  23.7%  13.0%  7.6%  16.2%  14.7%  13.0%  Cost of Revenues  (14.0)  (19.2)  (19.7)  (21.1)  (23.2)  (26.0)  NMF  13.2%  Gross Profit  $15.8  $14.5  $16.6  $21.0  $25.1  $28.6  NMF  12.6%  Margin %  53.0%  43.1%  45.8%  49.9%  52.0%  52.4%  Sales & Marketing  (5.5)  (6.1)  (6.7)  (7.6)  (8.4)  (9.0)  NMF  10.2%  Research & Developent  (2.5)  (2.8)  (3.2)  (3.5)  (3.9)  (4.2)  NMF  10.5%  General & Administrative  (6.9)  (6.7)  (7.0)  (7.3)  (7.9)  (9.0)  NMF  5.7%  Adjustment for Contract Termination  (0.2)  --  --  --  --  --   NMF    NMF   Total Operating Expenses  (15.1)  (15.7)  (16.9)  (18.4)  (20.2)  (22.3)  NMF  8.0%  Adjusted EBITDA  $0.7  ($1.2)  ($0.3)  $2.7  $4.9  $6.3  NMF  56.7%  Margin %  2.2%  (3.5%)  (0.8%)  6.3%  10.2%  11.6%  Growth %  NMF  NMF  NMF  NMF  85.0%  27.9%  Selected Supplementary Information:  Base Feather % of Total Revenue  86.2%  83.6%  79.0%  74.9%  75.2%  75.5%  73.2%  73.4%  73.7%  73.8%  Kiwi % of Total Revenue  13.8%  16.4%  21.0%  25.1%  24.8%  24.5%  26.8%  26.6%  26.3%  26.2%  Recurring Revenue as % of Total Revenue  90.3%  95.0%  93.9%  92.3%  91.1%  91.4%  89.8%  89.3%  89.0%  88.8%  Special Projects Revenue as % of Total Revenue  9.7%  5.0%  6.1%  7.7%  8.9%  8.6%  10.2%  10.7%  11.0%  11.2%  Headcount  Tech  29  30  35  36  41  43  Sales & Marketing  11  13  14  16  17  17  General & Administrative  11  11  11  11  12  14  Total Headcount  51  54  60  63  70  74

 06  05  APPENDICES  Illustrative Premiums Paid Observations  CONFIDENTIAL – PRELIMINARY – SUBJECT TO FURTHER REVIEW

Preliminary Illustrative Selected Premiums Paid Observations

Preliminary Selected Transactions

Announced	Target	Acquiror	Implied Premiums Paid [1] 1-Day [2]	5-Day [2]	1-Month	
7/19/24	Augmedix, Inc.	Commure, Inc.	156.4%	158.8%	213.3%	
6/21/24	Sharecare, Inc.	Altaris, LLC	84.7%	77.8%	71.3%	
4/8/24	Model N, Inc	Vista Equity Partners Management, LLC	10.7%	5.4%	20.7%	
9/6/23	NextGen Healthcare, Inc.	Thoma Bravo, L.P.	46.4%	43.0%	44.2%	[3]
8/7/23	Tabula Rasa HealthCare, Inc.	Exact Care Pharmacy, LLC (Nautic Partners, LLC)	34.1%	33.4%	30.1%	
7/6/23	CorEvitas, LLC	Thermo Fisher Scientific Inc.	*NA*	*NA*	*NA*	
8/8/22	Pharmaspectra Group Ltd	IQVIA Holdings Inc.	*NA*	*NA*	*NA*	
12/20/21	Cerner Corporation	Oracle Corporation	19.5%	26.4%	28.2%	[3]
12/8/21	Clinigen Group plc	Triton Investment Management Ltd.	46.7%	56.0%	51.6%	
8/19/21	Inovalon Holdings, Inc	Nordic Capital X-Led Consortium	25.3%	28.4%	23.2%	[3]
1/17/20	Decision Resources, Inc.	Clarivate Plc	*NA*	*NA*	*NA*	
		Low	10.7%	5.4%	20.7%	
		Median	40.2%	38.2%	37.2%	
		Mean	53.0%	53.6%	60.3%	
		High	156.4%	158.8%	213.3%	

Note: No company used in this analysis for comparative purposes is identical to the Company or any of its subsidiaries and no transaction used in this analysis for comparative purposes is identical to the Canary Proposal.
1. Based on closing stock price data, per Capital IQ.
2. Represents number of trading day(s) prior to announcement.
3. Premiums based on unaffected trading price prior to transaction given market speculation of potential transaction or other events affecting market and trading activity.
NA refers to not available.
Sources: Capital IQ, the Canary Proposal and public filings.

39 Houlihan Lokey

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Preliminary Illustrative Selected Premiums Paid Observations (cont.)
All U.S. Transactions

Average One-Day Prior Acquisition Premiums

TRANSACTIONS BELOW $1 BILLION


28%
32%
33%
33%
42%
40%
40%
31%
2018
2019
2020
2021
2022
2023
2024
YTD '25

TRANSACTIONS BETWEEN $1 BILLION AND $10 BILLION


26%
27%
28%
34%
34%
33%
28%
40%
2018
2019
2020
2021
2022
2023
2024
YTD '25

TRANSACTIONS ABOVE $10 BILLION


26%
38%
31%
26%
34%
38%
33%
26%
2018
2019
2020
2021
2022
2023
2024
YTD '25

Average Four-Week Prior Acquisition Premiums

TRANSACTIONS BELOW $1 BILLION


30%
36%
39%
36%
47%
44%
41%
35%
2018
2019
2020
2021
2022
2023
2024
YTD '25

TRANSACTIONS BETWEEN $1 BILLION AND $10 BILLION


28%
30%
37%
38%
43%
39%
36%
37%
2018
2019
2020
2021
2022
2023
2024
YTD '25

TRANSACTIONS ABOVE $10 BILLION


29%
34%
46%
34%
35%
46%
34%
28%
2018
2019
2020
2021
2022
2023
2024
YTD '25

Note: Premiums are relative to target share prices one day and four weeks prior to announcement for deals with U.S. targets. Excludes terminated transactions, ESOPs, self-tenders, spinoffs, share repurchases, minority-interest transactions, exchange offers, recapitalizations, and restructurings. Excludes negative premiums and premiums more than 100%.
YTD refers to Year-to-Date.
Source: LSEG (formerly Refinitiv) as of 9/30/25.

40 | Houlihan Lokey
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 06  05  APPENDICES  Financial Projections Comparisons  CONFIDENTIAL – PRELIMINARY – SUBJECT TO FURTHER REVIEW

Comparison of Project Feather Projections: October 2025[1] to November 2025

Revenue & Adjusted EBITDA

Total Revenue Projection Comparison

(dollars in millions)

Revenue CAGR	October 2025	November 2025
CY2023–2028E	14.3%	14.7%
CY2023–2030E	14.2%	14.5%
CY2025E–2030E	12.4%	12.9%



$20.2 $20.2
$30.1 $29.8
$33.1 $33.7
$35.6 $36.3
$41.4 $42.1
$47.6 $48.4
$53.8 $54.6

	CY 2024[2]	CY 2025E	CY 2026E	CY 2027E	CY 2028E	CY 2029E	CY 2030E
$ Difference	--	($0.2)	$0.6	$0.7	$0.7	$0.8	$0.8
% Difference	--	(0.7%)	1.9%	1.9%	1.8%	1.6%	1.5%

Adjusted EBITDA Projection Comparison[3]

(dollars in millions)



$0.5 $0.5
$1.0 $0.7
($1.5) ($1.2)
($0.7) ($0.3)
$2.3 $2.7
$4.8 $4.9
$6.4 $6.3

	CY 2024[2]	CY 2025E	CY 2026E	CY 2027E	CY 2028E	CY 2029E	CY 2030E
$ Difference	--	($0.4)	$0.3	$0.4	$0.4	$0.2	($0.1)
% Difference	--	(34.8%)	NMF	NMF	17.7%	3.5%	(1.5%)

Preliminary Feather Projections (Oct. 2025) – Feather | Feather Financial Projections (Nov. 2025) – Feather | $ Change Oct. 2025 – Nov. 2025 | % Change Oct. 2025 – Nov. 2025

1. Reflects preliminary financial projections prepared by Company management and reviewed with the Special Committee in October 2025.
2. CY 2024 reflects actual reported financial results included for reference purposes only. The acquisition of Kiwi by the Company was completed on 10/31/24. As such, CY 2024 information reflects two months of actual financial results from Kiwi in CY 2024 and full year contributions in CY 2025E and beyond.
3. The adjusted EBITDA projections shown above do not reflect any pro forma adjustments (e.g., elimination of public company costs).
Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization and Stock Option Expense, adjusted for certain non-recurring items; CAGR refers to Compound Annual Growth Rate; CY refers to Calendar Year.
E refers to Estimated; NMF refers to not meaningful.
Sources: Company management and Feather Financial Projections.

42 Houlihan Lokey

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 $21.4  $27.1  $34.3  $42.9  $52.0  NA  NA  $19.1  $22.4  $25.5  $26.6  $30.9  $35.6  $40.3  $1.1  $7.4  $8.2  $9.7  $11.2  $12.7  $14.3  $20.2  $29.8  $33.7  $36.3  $42.1  $48.4  $54.6  Project Foxtrot (May 2024) Feather Financial Projections – Base Feather / Kiwi  Note: The acquisition of Kiwi by the Company was completed on 10/31/24. As such, the Project Foxtrot projections do not reflect any contributions from Kiwi, while the Feather Financial Projections reflect two months of actual financial results from Kiwi in CY 2024 and full year contributions in CY 2025 and beyond.  Reflects financial projections prepared by Company management in May 2024 and shared with prospective buyers in connection with Project Foxtrot process.  CY 2024 in the Feather Financial Projections reflects actual reported financial results.  CAGR refers to Compound Annual Growth Rate; CY refers to Calendar Year; E refers to Estimated; NA refers to not available. Sources: Company management and Feather Financial Projections.  CONFIDENTIAL – PRELIMINARY – SUBJECT TO FURTHER REVIEW  43  CY 20242  CY 2025E  CY 2026E  CY 2027E  CY 2028E  CY 2029E  CY 2030E  ∆ Feather  (11.1%)  (17.2%)  (25.7%)  (38.1%)  (40.5%)  NA  NA  ∆ Total  (6.0%)  10.1%  (1.7%)  (15.5%)  (18.9%)  NA  NA  Total Revenue Projection Comparison  (dollars in millions)  Foxtrot  Feather  Consolidated  CY2023–2028E  20.5%  CY2023–2030E  9.6%  14.5%  CY2025E–2030E  12.4%  12.9%  Revenue CAGR  Comparison of Feather Financial Projections to Project Foxtrot Projections1 (May 2024)  Revenue & Growth Rates

Comparison of Feather Financial Projections to Project Foxtrot Projections[1] (May 2024) (cont.)

Adjusted EBITDA & Adjusted EBITDA Margin

Adjusted EBITDA & Adjusted EBITDA Margin Projection Comparison[2]

(dollars in millions)



$1.3
$0.5
CY 2024[3]
6.1%
2.4%
$3.9
$0.7
CY 2025E
14.3%
2.2%
$7.9
($1.2)
CY 2026E
23.0%
NMF
$13.4
($0.3)
CY 2027E
31.3%
NMF
$19.0
$2.7
CY 2028E
36.6%
6.3%
NA
$4.9
CY 2029E
NA
10.2%
NA
$6.3
CY 2030E
NA
11.6%
Project Foxtrot (May 2024)
Feather Financial Projections – Base Feather & Kiwi
Adj. EBITDA Margin %

Note: The acquisition of Kiwi by the Company was completed on 10/31/24. As such, the Project Foxtrot projections do not reflect any contributions from Kiwi, while the Feather Financial Projections reflect two months of actual financial results from Kiwi in CY 2024 and full year contributions in CY 2025 and beyond.

1. *Reflects financial projections prepared by Company management in May 2024 and shared with prospective buyers in connection with Project Foxtrot process.*
2. *The adjusted EBITDA projections shown above do not reflect any pro forma adjustments (e.g., elimination of public company costs).*
3. *CY 2024 in the Feather Financial Projections reflects actual reported financial results.*

Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization and Stock Option Expense, adjusted for certain non-recurring items; CY refers to Calendar Year; E refers to Estimated; NA refers to not available. NMF refers to not meaningful.

Sources: Company management and Feather Financial Projections.

44 Houlihan Lokey

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06  CONFIDENTIAL – PRELIMINARY – SUBJECT TO FURTHER REVIEW  06 DISCLAIMER

 This presentation, and any supplemental information (written or oral) or other documents provided in connection therewith (collectively, the “materials”), are provided solely for the information of the Special Committee (the “Committee” or the “Special Committee”) of the Board of Directors (the “Board”) of Feather (the “Company”) by Houlihan Lokey in connection with the Committee’s consideration of a potential transaction (the “Transaction”) involving the Company. This presentation is incomplete without reference to, and should be considered in conjunction with, any supplemental information provided by and discussions with Houlihan Lokey in connection therewith. Any defined terms used herein shall have the meanings set forth herein, even if such defined terms have been given different meanings elsewhere in the materials. Houlihan Lokey makes no representation to any party that the information and analysis contained in the materials supports any particular determination regarding the Transaction.  The materials are for discussion purposes only. Houlihan Lokey expressly disclaims any and all liability, whether direct or indirect, in contract or tort or otherwise, to any person in connection with the materials. The materials were prepared for specific persons familiar with the business and affairs of the Company for use in a specific context and were not prepared with a view to public disclosure or to conform with any disclosure standards under any state, federal or international securities laws or other laws, rules or regulations, and none of the Committee, the Company or Houlihan Lokey takes any responsibility for the use of the materials by persons other than the Committee. 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For this purpose, the tax treatment of a transaction is the purported or claimed U.S. income or franchise tax treatment of the transaction and the tax structure of a transaction is any fact that may be relevant to understanding the purported or claimed U.S. income or franchise tax treatment of the transaction. If the Company plans to disclose information pursuant to the first sentence of this paragraph, the Company shall inform those to whom it discloses any such information that they may not rely upon such information for any purpose without Houlihan Lokey’s prior written consent. Houlihan Lokey is not an expert on, and nothing contained in the materials should be construed as advice with regard to, legal, accounting, regulatory, insurance, tax or other specialist matters. Houlihan Lokey’s role in reviewing any information was limited solely to performing such a review as it deemed necessary to support its own advice and analysis and was not on behalf of the Committee.  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The materials do not constitute any opinion, nor do the materials constitute a recommendation to the Board, the Committee, the Company, any security holder of the Company or any other party as to how to vote or act with respect to any matter relating to the Transaction or otherwise or whether to buy or sell any assets or securities of any company. Houlihan Lokey’s only opinion is the opinion, if any, that is actually delivered to the Committee. In preparing the materials Houlihan Lokey has acted as an independent contractor and nothing in the materials is intended to create or shall be construed as creating a fiduciary or other relationship between Houlihan Lokey and any party. The materials may not reflect information known to other professionals in other business areas of Houlihan Lokey and its affiliates.  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Selecting portions of the analyses, analytic methods and factors without considering all analyses and factors could create a misleading or incomplete view. The materials reflect judgments and assumptions with regard to industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are beyond the control of the participants in the Transaction. Any estimates of value contained in the materials are not necessarily indicative of actual value or predictive of future results or values, which may be significantly more or less favorable. Any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which any assets, businesses or securities may actually be sold. The materials do not constitute a valuation opinion or credit rating. The materials do not address the consideration to be paid or received in, the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Transaction or otherwise. Furthermore, the materials do not address the fairness of any portion or aspect of the Transaction to any party. In preparing the materials, Houlihan Lokey has not conducted any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (contingent or otherwise) of the Company or any other party and has no obligation to evaluate the solvency of the Company or any other party under any law.  CONFIDENTIAL – PRELIMINARY – SUBJECT TO FURTHER REVIEW  46  Disclaimer

 All budgets, projections, estimates, financial analyses, reports and other information (including, without limitation, estimates of potential cost savings and synergies) reflected in the materials have been prepared by management of the relevant party or are derived from such budgets, projections, estimates, financial analyses, reports and other information or from other sources, which involve numerous and significant subjective determinations made by management of the relevant party and/or which such management has reviewed and found reasonable. The budgets, projections and estimates (including, without limitation, estimates of potential cost savings and synergies) contained in the materials may or may not be achieved and differences between projected results and those actually achieved may be material. 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